Exhibit 23

                 Consent of Independent Auditors




Administrative Committee
Scott & Stringfellow Financial, Inc.
Employee Stock Purchase Plan:

We consent to incorporation by reference in the Registration Statement No. 33-54700 on Form S-8 of Scott & Stringfellow Financial, Inc. of our report dated January 13, 1999, relating to the statements of financial condition of the Scott & Stringfellow Financial, Inc. Employee Stock Purchase Plan (the
Plan) as of December 31, 1998 and 1997, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of the Plan.


                                           KPMG LLP



Richmond, Virginia
February 17, 1999